EXHIBIT 99.j(v)

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Post-Effective Amendment No. 34 to the Registration Statement of Franklin Templeton Variable Insurance Products Trust on Form N-1A, File No. 33-23493 of our report dated February 26, 2001 on our audit of the financial statements and financial highlights of Franklin Templeton Variable Insurance Products Trust, which report is included in the Annual Report to Shareholders for the year ended December 31, 2000 filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."


                                                  /s/PricewaterhouseCoopers LLP


San Francisco, California
April 27, 2001